CERTIFICATE OF AMENDMENT
                                       TO
                          CERTIFICATE OF INCORPORATION
                                       OF
                        DIGITAL DESCRIPTOR SYSTEMS, INC.

The undersigned, being the Chief Executive Officer and Secretary of Digital Descriptor Systems, Inc., a corporation existing under the laws of the State of Delaware, does hereby certify under the seal of the said corporation as follows:

      1. The name of the Corporation (hereinafter referred to as the "Corporation") is Digital Descriptor Systems, Inc. The date of filing the original Certificate of Incorporation with the Secretary of State of Delaware was June 13, 1994. The date of the filing of the Restated Certificate of Incorporation with the Secretary of the State of Delaware was July 1, 1997. The date of the filing of the First Certificate of Amendment to the Certificate of Incorporation with the Secretary of the State of Delaware was February 2, 1999.

      2. The certificate of incorporation of the Corporation is hereby amended by replacing Article Fourth, in its entirety, with the following:

      "The total number of shares of stock which the corporation is authorized to issue is Ten Billion (10,000,000,000), of which stock Nine Billion, Nine Hundred and Ninety Nine Million (9,999,000,000) shares of the par value of $0.001 each shall be Common Stock, and of which One Million (1,000,000) shares of the par value of one cent ($0.01) each shall be Preferred Stock. Preferred Stock may be issued from time to time (1) in one or more series, with such distinctive serial designations; and (2) may have such voting powers, full or limited, or may be without voting powers; and (3) may be subject to redemption at such time or times and at such prices; and (4) may be entitled to receive dividends (which may be cumulative or noncumulative) at such rate or rates, on such conditions, and at such times and payable in preference to, or in such relation to, the dividends payable on any other class or classes of stock; and (5) may have such rights upon dissolution of, or upon any distribution of the assets of the corporation; and (6) may be made convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the corporation, at such price or prices or at such rates of exchange, and with such adjustments; and (7) shall have such other relative, participating, optional and other special rights and qualifications, limitations or restrictions thereof, all as shall hereafter be stated and expressed in the resolution or resolutions providing for the issue of such preferred stock from time to time adopted by the Board of Directors pursuant to authority to do so which is hereby vested in the Board of Directors.

      The total number of shares of stock of each class which the Corporation shall have authority to issue and the par value of each share of each class of stock are as follows:

                  Class             Par Value                 Authorized Shares
                  -----             ---------                 -----------------

                  Common            $0.001                    9,999,000,000
                  Preferred         $0.01                         1,000,000
                                                              -------------

                  Totals:                                     10,000,000,000"

      3. The amendment of the certificate of incorporation herein certified has been duly adopted by the unanimous written consent of the Corporation's Board of Directors and the holders of a majority of the Corporation's outstanding common stock in accordance with the provisions of Sections 141(f), 228 and 242 of the General Corporation Law of the State of Delaware.

      IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be hereunto affixed and this Certificate of Amendment of the Corporation's Certificate of Incorporation, as amended, to be signed by Anthony Shupin, its Chief Executive Officer and its Secretary, this 24th day of June, 2004.

                                           DIGITAL DESCRIPTOR SYSTEMS, INC.

                                          By:  /S/ Anthony Shupin
                                               ---------------------------------
                                               Anthony Shupin, Chief Executive
                                               Officer and Secretary